Exhibit 99(n)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Item 24. Financial Statements” and to the inclusion of our report dated June 11, 2013, except for Note 3 and Note 4 as to which the date is August 2, 2013, with respect to the financial statements of FS Global Credit Opportunities Fund, as of April 15, 2013 and for the period from January 28, 2013 (Inception) through April 15, 2013 in Post-Effective Amendment No. 3 to the Registration Statement on Form N-2 (File No. 811-22802) of FS Global Credit Opportunities Fund.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

November 1, 2013